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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)*




                                  Intuit, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    461202103
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[_]  Rule 13d-1(d)


__________________

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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
===================                                            =================
CUSIP NO. 461202103              SCHEDULE 13G                  PAGE 2 OF 9 PAGES
===================                                            =================

================================================================================
  1.  NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Pension Trust
      I.R.S. # 14-6015763
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               None
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       2,949,784
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           None
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               2,949,784
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,949,784
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      [_]


----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.67% (7.07% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))**
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

      EP
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** This percentage is based on 176,945,929 shares of Common Stock outstanding as of November 30, 2005, as set forth in the Issuer's Form 10-Q for the quarterly period ended October 31, 2005.

===================                                            =================
CUSIP NO. 461202103              SCHEDULE 13G                  PAGE 3 OF 9 PAGES
===================                                            =================

================================================================================
  1.  NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      GE Asset Management Incorporated, as Investment Manager of GEPT (as defined below) and as Investment Adviser to certain other entities and accounts
      I.R.S. #06-1238874
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               9,553,006
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       2,949,784
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           9,553,006
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               2,949,784
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      12,502,790
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      [_]


----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.07%**
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

      IA, CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** This percentage is based on 176,945,929 shares of Common Stock outstanding as of November 30, 2005, as set forth in the Issuer's Form 10-Q for the quarterly period ended October 31, 2005.

===================                                            =================
CUSIP NO. 461202103              SCHEDULE 13G                  PAGE 4 OF 9 PAGES
===================                                            =================

================================================================================
  1.  NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Company
      I.R.S. #14-0689340
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               None
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       Disclaimed (see 9 below)
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           None
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               Disclaimed (see 9 below)
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Beneficial ownership of all shares disclaimed by General Electric Company
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      [X]

      Disclaimed (see 9 above)
----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not Applicable (see 9 above)
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Statement on Schedule 13G is filed on behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), and General Electric Pension Trust, a New York common law trust ("GEPT") (the "Schedule 13G"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT and as Investment Adviser to certain other entities and accounts. GEAM may be deemed to be the beneficial owner of 2,949,784 shares of Common Stock of Intuit Inc. (the "Issuer") owned by GEPT and of 9,553,006 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM and GEPT each expressly disclaim that they are members of a "group." GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group."


Item 1(a)     Name of Issuer
----------------------------

              Intuit Inc.


Item 1(b)     Address of Issuer's Principal Executive Office
------------------------------------------------------------

              2700 Coast Avenue
              Mountain View, CA 94043


Item 2(a)     Name of Person Filing
-----------------------------------

              General Electric Pension Trust

              GE Asset Management Incorporated as Investment Manager of GEPT and as Investment Adviser to certain entities and accounts

              General Electric Company


Item 2(b)     Address of Principal Business Office or, if none, Residence
-------------------------------------------------------------------------

              The address of the principal offices of GEPT and GEAM is 3001 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c)     Citizenship
-------------------------

              General Electric Pension Trust - New York common law trust

              GE Asset Management Incorporated - Delaware corporation

              General Electric Company - New York corporation



                                     5 of 9

Item 2(d)     Title of Class of Securities
------------------------------------------

              Common Stock

Item 2(e)     CUSIP Number
--------------------------

              461202103

Item 3        If this statement is filed pursuant to ss.ss.240.13d-1(b) or
--------------------------------------------------------------------------
              240.13-2(b) or (c), check whether the person filing is a:
              ---------------------------------------------------------

              (a) [ ] Broker or Dealer registered under Section 15 of the Act
                      (15 U.S.C.78o)

              (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15
                      U.S.C.78c)

              (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                      Act (15 U.S.C.78c)

              (d) [ ] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940 (U.S.C.80a-8)

              (e) [ ] An Investment Adviser in accordance with
                      ss.240.13-1(b)(1)(ii)(E)

              (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with ss.240.13d- 1(b)(1)(ii)(F)

              (g) [ ] A Parent Holding Company or Control Person in accordance with ss.240.13d- 1(b)(1)(ii)G)

              (h) [ ] A Savings Association as defined in Section 3(b) of the federal Deposit Insurance Act (U.S.C. 1813)

              (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

              (j) [X] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4        Ownership
-----------------------

                                                          GEPT              GEAM                 GE
(a)  Amount beneficially owned                         2,949,784         12,502,790          Disclaimed

(b)  Percent of class                                      1.67%              7.07%          Disclaimed

(c)  No. of shares to which person has

     (i)    sole power to vote or direct the
            vote                                            None          9,553,006                None

     (ii)   shared power to vote or direct the
            vote                                       2,949,784          2,949,784          Disclaimed

                                     6 of 9

     (iii)  sole power to dispose or to direct
            disposition                                     None          9,553,006                None

     (iv)   shared power to dispose or to direct
            disposition                                2,949,784          2,949,784          Disclaimed

Item 5        Ownership of Five Percent or Less of a Class
----------------------------------------------------------

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

              [_]

Item 6        Ownership of More than Five Percent on Behalf of Another Person
-----------------------------------------------------------------------------

              Not Applicable

Item 7        Identification and Classification of the Subsidiary Which Acquired
--------------------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company
              ------------------------------------------------------------

              Not Applicable

Item 8        Identification and Classification of Members of the Group
-----------------------------------------------------------------------

              See Introductory Note above


Item 9        Notice of Dissolution of Group
--------------------------------------------

              Not Applicable


Item 10       Certification
---------------------------

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                     7 of 9

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006

                                        GENERAL ELECTRIC PENSION TRUST
                                        By:  GE Asset Management Incorporated,
                                        its Investment Manager


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President


                                        GE ASSET MANAGEMENT INCORPORATED


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President


                                        GENERAL ELECTRIC COMPANY


                                        By: /s/ John H. Myers
                                            ------------------------------------
                                            Name:  John H. Myers
                                            Title:  Vice President







                                     8 of 9

                                                                      SCHEDULE I


                             JOINT FILING AGREEMENT
                             ----------------------

This will confirm the agreement by and between all the undersigned that the
Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Intuit Inc. is being filed on behalf of each of the undersigned.

Dated: February 14, 2006

                                        GENERAL ELECTRIC PENSION TRUST
                                        By:  GE Asset Management Incorporated,
                                        its Investment Manager


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President


                                        GE ASSET MANAGEMENT INCORPORATED


                                        By: /s/ Michael M. Pastore
                                            ------------------------------------
                                            Name:  Michael M. Pastore
                                            Title:  Vice President


                                        GENERAL ELECTRIC COMPANY


                                        By: /s/ John H. Myers
                                            ------------------------------------
                                            Name:  John H. Myers
                                            Title:  Vice President












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